UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1954497
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250

Atlanta, Georgia 30350

(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

As set forth below, the undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission (the “Commission”) on May 3, 2018:

Item 1. Description of Registrant’s Securities to Be Registered.

On May 2, 2018, the Board of Directors (the “Board”) of Perma-Fix Environmental Services, Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and adopted a stockholder rights plan, as set forth in a Shareholder Rights Agreement, dated May 2, 2018 (“Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company (“Rights Agent”). The dividend was payable at the close of business on May 12, 2018 to the stockholders of record on that date. Each Right entitles the holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series B Junior Participating Preferred Stock (the “Preferred Stock”) at a price of $20.00 (the “Exercise Price”), subject to certain adjustments.

On May 1, 2019, the Company entered into a First Amendment to Rights Agreement (the “Amendment” and together with the Rights Agreement, the “Amended Rights Agreement”), by and between the Company and the Rights Agent, which amended the Rights Agreement. The Amendment, which was approved by the Board of the Company, extended the expiration date of the Rights Agreement to May 2, 2021 (the “Final Expiration Date”), unless the Rights issued thereunder have been previously redeemed, exchanged or amended, or prior to the Final Expiration Date the Rights have been terminated as a result of a merger or other acquisition transaction involving the Company pursuant to an agreement that has been approved by the Board prior to any Person (as defined in the Amended Rights Agreement) becoming an Acquiring Person. Except for the extension of the Final Expiration Date from May 2, 2019 to May 2, 2021, the other terms and conditions of the Rights Agreement remain unchanged.

The description and terms of the Rights are in all respects subject to and governed by the provisions of the Amendment, which was filed with the Commission on May 3, 2019 as Exhibit 4.2 to the Company’s Current Report on Form 8-K, and incorporated by reference herein, and the Rights Agreement, which was included as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the Commission on May 3, 2018, and incorporated by reference herein.

Item 2. Exhibits.

3.1	Certificate of Designations of Series B Junior Participating Preferred Stock of Perma-Fix Environmental Services, Inc. (incorporated by reference to Exhibit 3.1(i) of Perma-Fix Environmental Services, Inc.’s Current Report on Form 8-K filed May 2, 2018).

4.1	Shareholder Rights Agreement, dated as of May 2, 2018, between Perma-Fix Environmental Services, Inc., as the Company, and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Perma-Fix Environmental Services, Inc.’s Current Report on Form 8-K filed May 2, 2018).

4.2	First Amendment to Shareholder Rights Agreement, dated May 2, 2019, between Perma-Fix Environmental Services, Inc. and Continental Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4.2 of Perma-Fix Environmental Services, Inc.’s Current Report on Form 8-K filed May 3, 2019).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2020

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designations of Series B Junior Participating Preferred Stock of Perma-Fix Environmental Services, Inc. (incorporated by reference to Exhibit 3.1(i) of Perma-Fix Environmental Services, Inc.’s Current Report on Form 8-K filed May 2, 2018)

4.1	Shareholder Rights Agreement, dated as of May 2, 2018, between Perma-Fix Environmental Services, Inc., as the Company, and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Perma-Fix Environmental Services, Inc.’s Current Report on Form 8-K filed May 2, 2018)

4.2	First Amendment to Shareholder Rights Agreement, dated May 2, 2019, between Perma-Fix Environmental Services, Inc. and Continental Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4.2 of Perma-Fix Environmental Services, Inc.’s Current Report on Form 8-K filed May 3, 2019)

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